Exhibit 10.9

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING, dated and effective as of January 31, 2011, is made and entered into by and between Nuvilex, Inc., a Nevada corporation (the "Company"), and Robert F. Ryan, M.S., Ph.D. ("Dr. Ryan"), serving as President and Chief Executive Officer of Nuvilex, Inc. (NVLX), to set forth compensation terms for the period of one (1) year commencing February 1, 2011 and ending January 31, 2012 ("Compensation Term"), and provides basic compensation coverage as follows:

1.	Compensation; Incentives; Restricted Stock.

(a)     Compensation: Part 1, Sign-On Compensation. For joining Nuvilex as its President and Chief Executive Officer, the Company shall issue to Dr. Ryan a total of Six Million (6,000,000) restricted shares delivered as Five Hundred Thousand (500,000) restricted shares on a monthly basis during the Compensation Term defined herein. Such shares are deemed to have been earned on the first day of each respective month with the Company, commencing on February 1, 2011, and are based on the market closing stock price on January 28, 2011 of $0.018.

(b)     Compensation: Part 2, Temporary Salary Equivalent. In lieu of a standard salary, as agreed to by the Chairman and CFO of Nuvilex and in recognition of the quantity and extent of work performed and as a result of insufficient operating capital in the Company and until there is sufficient operating capital, the Company shall issue to Dr. Ryan Two Hundred Fifty Thousand (250,000) restricted shares on a monthly basis from February 1 through May 2011 and Four Hundred Fifteen Thousand (415,000) each month starting June 1, 2011 through the end of the Compensation Term defined herein. Such shares are deemed to have been earned on the last day of each respective month and are based on the market closing share price on the last day of such month.

(c)      Incentives: Part 1. The Company offers the following performance-based incentives to Dr. Ryan as a supplement to his income during the Compensation Term. The price is based on the closing stock price on the day the performance is completed:

■	Three Million (3,000,000) restricted shares upon completion of the acquisition of SG Austria. These shares are deemed to have been earned at the Closing of the acquisition of SG Austria, or related entity, by Nuvilex, Inc.

■	Two Million (2,000,000) restricted shares upon completion of the acquisition of Nature Bright, Wellness Builder, Advanced Medical Sciences, Semorex or other comparable company. These shares are deemed to have been earned at the Closing of the acquisition.

■	One Million (1,000,000) restricted shares for the commercialization of Oraphyte, Citroxin, or another of the company's products from the existing product line or addition of any other entity to Nuvilex. These shares are deemed to have been earned at either the sale of the product to a third party, or through the arrangement of a distribution channel where sales are imminent or sales to any entity where the sales are anticipated to be greater than $50,000.

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■	One Million (1,000,000) restricted shares for the completion of any major event, such as, but not limited to, the following:

o   IND filing and issuance,

o   clinical trial initiation or completion,

o   NDA filing,

o   NDA approval,

o   commercialization or monetization of any new product, or

o   acquisition of additional products or companies.

This MEMORANDUM OF UNDERSTANDING, dated and effective as of January 31, 2011, represents an agreement by and between Dr. Robert F. Ryan, M.S., Ph.D. and Nuvilex, Inc.

NUVILEX, INC.

By:	/s/ Patricia Gruden	/s/ Robert F. Ryan, M.S., PhD
	Patricia Gruden	Robert F. Ryan, M.S., PhD
	Chairman and CFO	President and CEO

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